Exhibit 99.3

EXECUTION VERSION

PLEDGE AGREEMENT

VARIABLE SHARE FORWARD

TRANSACTION (VSF)

TABLE OF CONTENTS

SECTION 1.	Definitions
SECTION 2.	The Security Interests
SECTION 3.	Representations and Warranties of Pledgor
SECTION 4.	Certain Covenants of Pledgor
SECTION 5.	Administration of the Collateral
SECTION 6.	Income and Voting Rights in Collateral
SECTION 7.	Remedies upon Event of Default
SECTION 8.	Netting and Set-off
SECTION 9.	Miscellaneous
SECTION 10.	Termination of Pledge Agreement

THIS AGREEMENT is made as of the date stated on the signature page hereof among the counterparty named on the signature page hereof (“Pledgor”), BANK OF AMERICA, N.A. (in its capacity as counterparty and secured party, “Secured Party”) and BOFA SECURITIES, INC. (in its capacity as custodian, “Custodian”).

WHEREAS, pursuant to the Variable Share Forward Transaction Confirmation dated as of the date hereof between Pledgor and Secured Party (as amended from time to time, the “Confirmation” and, together with the Agreement (as defined therein), the “Transaction Agreement”), Pledgor has agreed to sell and Secured Party has agreed to purchase Shares of the Issuer, both as defined therein, or cash in lieu thereof, subject to the terms and conditions of the Transaction Agreement;

WHEREAS, it is a condition to the effectiveness of the Confirmation that Pledgor and Secured Party enter into this Agreement and that Pledgor grant the pledge provided for herein;

NOW, THEREFORE, in consideration of their mutual covenants contained herein and to secure the full and punctual observance and performance by Pledgor of all Secured Obligations (as defined herein), the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

SECTION 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Confirmation. As used herein, the following words and phrases shall have the following meanings:

“Additions and Substitutions” has the meaning provided in Section 2(a).

“Authorized Officer” of Pledgor means (i) if Pledgor is not a natural person, any officer, trustee, general partner, manager or similar Person (or any officer thereof) as to whom Pledgor shall have delivered notice to Secured Party that such officer, trustee, general partner, manager or similar Person (or officer thereof) is authorized to act hereunder on behalf of Pledgor or (ii) if Pledgor is a natural person, Pledgor or any Person as to whom Pledgor shall have delivered notice to Secured Party that such Person is authorized to act hereunder on behalf of Pledgor.

“Cash Collateral” means cash (in USD) or negotiable debt obligations issued by the United States of America having an original maturity at issuance of not more than one year.

“Collateral” has the meaning provided in Section 2(a).

“Collateral Account” has the meaning provided in Section 5(b).

“Collateral Event of Default” means, at any time, the occurrence of any of the following: (i) unless Pledgor shall have elected to substitute Cash Collateral for Shares constituting Collateral pursuant to Section 5(d) hereof, failure of the Collateral to include, as Eligible Collateral, at least the Maximum Deliverable Number of Shares at such time, (ii) if Pledgor shall have elected to substitute Cash Collateral for Shares constituting Collateral pursuant to Section 5(d) hereof, failure of the Collateral to include, as Eligible Collateral, Cash Collateral having a value, as determined by the Calculation Agent, equal to at least the Required Percentage of the market value, as determined by the Calculation Agent, of a number of

Shares equal to the Maximum Deliverable Number at such time or (iii) failure at such time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no Lien other than the Security Interests, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), as to which Secured Party has Control, or, in each case, assertion of such by Pledgor in writing.

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.

“Default Event” means (i) any Event of Default with respect to Pledgor, (ii) any Termination Event with respect to which Pledgor is the Affected Party or an Affected Party or (iii) an Extraordinary Event that results in an obligation of Pledgor to pay an amount pursuant to Section 12.7 or 12.9 of the Equity Definitions.

“Eligible Collateral” means Shares delivered to Secured Party on or prior to the Currency Business Day immediately following the Trade Date, Cash Collateral (if Pledgor shall have elected to substitute Cash Collateral for Shares constituting Collateral pursuant to Section 5(d) hereof) or other Collateral acceptable to Secured Party in its sole discretion, provided that Pledgor has good and marketable title thereto, free of all Liens (other than the Security Interests) and Transfer Restrictions and that Secured Party has a valid, first priority perfected security interest therein, a first lien thereon and Control with respect thereto.

“Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

“Location” means, with respect to any party, the place such party is located within the meaning of Section 9-307 of the UCC.

“Maximum Deliverable Number” means, on any date, a number of Shares or security entitlements in respect thereof equal to the Number of Shares, or the sum of the Number of Shares for each Component, if applicable, with respect to which settlement under the Confirmation has not been fully made.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledged Items” means, as of any date, any and all securities (or security entitlements in respect thereof) and instruments, cash or other assets delivered by Pledgor or otherwise received by or on behalf of Secured Party to be held by or on behalf of Secured Party under this Agreement as Collateral.

“Required Percentage” means the percentage determined by Secured Party and notified to Pledgor as the “Required Percentage” from time to time.

“Secured Obligations” means, at any time, any and all obligations, covenants and agreements of any kind whatsoever of Pledgor to Secured Party under the Transaction Agreement and this Agreement, whether with respect to the payment of money, delivery of securities or other instruments or property or otherwise, whether now in existence or hereafter arising.

“Security Interests” means the security interests in the Collateral created hereby.

“Transfer Restrictions” means, with respect to any property or item of Collateral (including, in the case of securities, security entitlements in respect thereof), any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or item of Collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such property or item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any pledge, sale, assignment, transfer or enforcement of such property or item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property or item of Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such property or item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such property or item of Collateral, (iv) any registration or qualification requirement or prospectus delivery requirement for such property or item of Collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under the Securities Act) and (v) any legend or other notification appearing on any certificate representing such property or item of Collateral to the effect that any such condition or restriction exists; provided, however, that the required delivery of any assignment, stock power, instruction or entitlement order from Pledgor or any pledgor, assignor or transferor of such property or item of Collateral, together with any evidence of the corporate or other authority of the Person executing or delivering such assignment, stock power, instruction or entitlement order, shall not constitute a “Transfer Restriction”.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

SECTION 2. The Security Interests. In order to secure the full and punctual observance and performance by Pledgor of all Secured Obligations:

(a) Pledgor hereby assigns and pledges to Secured Party, and grants to Secured Party, a first priority security interest in and to, and a lien upon and right of set-off against, and transfers to Secured Party, as and by way of a security interest having priority over all other security interests, with power of sale, all of Pledgor’s right, title and interest in and to (i) the Pledged Items described in paragraph (b); (ii) all additions to and substitutions for such Pledged Items (including, without limitation, any Cash Collateral pledged pursuant to Section 4(a) or 5(d)) (such additions and substitutions, the “Additions and Substitutions”); (iii) all interest, income, proceeds, distributions and collections received or to be received, or derived or to be derived, now or any time hereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Pledgor, with respect to Pledgor) from or in connection with the Pledged Items or the Additions and Substitutions (including, without limitation, any shares of capital stock issued by any issuer in respect of any Shares or other securities constituting Collateral or any cash, securities or other property distributed in respect of or exchanged for any Shares or other securities constituting Collateral, or into which any such Shares or other securities are converted, in connection with any Merger Event or otherwise); (iv) the Collateral Account and all securities and other financial assets (each as defined in Section 8-102 of the UCC), including the Pledged Items and the Additions and Substitutions, and other funds, property or assets from time to time held therein or credited thereto; and (v) all powers and rights now owned or hereafter acquired under or with respect to the Pledged Items or the Additions and Substitutions, and any security entitlements in respect of any of the foregoing (such Pledged Items, Additions and Substitutions, proceeds, collections, powers, rights, Collateral Account, assets held therein or credited thereto and security entitlements being herein collectively called the “Collateral”). Secured Party shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to Secured Party by this Agreement.

(b) On or prior to the Currency Business Day immediately following the Trade Date, Pledgor shall deliver to Secured Party in the manner described in Section 5(b) in pledge hereunder Eligible Collateral consisting of a number of Shares equal to the Maximum Deliverable Number on such Trade Date.

(c) In the event that the Issuer at any time issues to Pledgor in respect of any Shares constituting Collateral hereunder any additional or substitute shares of capital stock of any class (or any security entitlements in respect thereof) or any other item constituting Collateral, Pledgor shall immediately deliver to Secured Party in accordance with Section 5(b) all such shares and security entitlements or other items to be held as Collateral hereunder.

(d) The Security Interests are granted as security only and shall not subject Secured Party to, or transfer or in any way affect or modify, any obligation or liability of Pledgor or the Issuer with respect to any of the Collateral or any transaction in connection with the Transaction Agreement.

(e) The parties hereto expressly agree that all rights, assets and property at any time held in or credited to the Collateral Account or otherwise held as or constituting Collateral hereunder shall be treated as financial assets (as defined in Section 8-102 of the UCC).

(f) Custodian hereby agrees and confirms that it has established the Collateral Account as set forth and defined in this Agreement. The parties hereto hereby agree that:

(i) the Collateral Account is and will be maintained as a “securities account” (as defined in Section 8-501(a) of the UCC); and

(ii) Custodian is acting in the capacity of “securities intermediary” (as defined in Section 8-102(a)(14) of the UCC) with respect to the Collateral Account (as such Collateral Account constitutes a securities account) and financial assets deposited therein or credited thereto.

SECTION 3. Representations and Warranties of Pledgor. Pledgor hereby represents and warrants to Secured Party, on the Trade Date and on each date thereafter on which Pledgor delivers or Secured Party otherwise receives Collateral, that:

(a) Pledgor (i) owns (solely, and not jointly with any other Person, unless any such other Person has executed this Agreement) and, at all times prior to the release of the Collateral pursuant to the terms of this Agreement, will so own the Collateral free and clear of any Liens (other than the Security Interests) or Transfer Restrictions and (ii) is not and will not become a party to or otherwise be bound by any agreement, other than this Agreement, that (x) restricts in any manner the rights of any present or future owner of Collateral with respect thereto or (y) provides any Person other than Pledgor, Secured Party or any securities intermediary through whom any Collateral is held (but, in the case of any such securities intermediary, only in respect of Collateral held through it) with Control with respect to any such Collateral.

(b) Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien, security interest or other encumbrance of any kind on such Collateral.

(c) All securities at any time pledged hereunder (or in respect of which security entitlements are pledged hereunder) are and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia; provided that this representation shall not be deemed to be breached if, at any time, any such securities are issued by an issuer that is not organized under the laws of the

United States, any State thereof or the District of Columbia and the parties hereto agree to procedures or amendments hereto necessary to enable Secured Party to maintain a valid and continuously perfected Security Interest in such Collateral, in respect of which Secured Party will have Control, subject to no Lien other than the Security Interests. The parties hereto agree to negotiate in good faith any such procedures or amendments.

(d) Upon (i) in the case of Collateral consisting of investment property (as defined in Section 9-102(a)(49) of the UCC), (A)(1) if such investment property consists of certificated Shares or other certificated securities, the delivery of certificates evidencing such investment property to Secured Party in accordance with Section 5(b)(i), (2) if such investment property consists of security entitlements in respect of Shares or other securities held through a securities intermediary, the delivery of such Shares or other securities to Secured Party in accordance with Section 5(b)(ii) or (3) if such investment property consists of uncertificated Shares or other uncertificated securities, the delivery of such investment property to Secured Party in accordance with Section 5(b)(iii) and (B) in each case, the crediting of such investment property to the Collateral Account, (ii) in the case of Collateral consisting of cash, the crediting of such cash as a financial asset to the Collateral Account in accordance with Section 5(b)(iv), or (iii) in the case of Collateral not consisting of investment property or cash, the filing of a UCC-1 financing statement in the form of Exhibit A hereto against Pledgor in the appropriate office in the location listed on Schedule 1, Secured Party will have, in each case, a valid and perfected Security Interest in such Collateral, in respect of which Secured Party will have (in the case of Collateral described in clauses (i) and (ii) hereof ) Control, subject to no Lien other than the Security Interests.

(e) No registration, recordation or filing with any governmental body, agency or official is required in connection with the execution and delivery of this Agreement or the Transaction Agreement or necessary for the validity or enforceability hereof or thereof or for the perfection or enforcement of the Security Interests, except for the filing of a UCC financing statement in the form of Exhibit A hereto in the appropriate office against Pledgor in the location listed on Schedule 1 hereto with respect to any Collateral in which a security interest may not be perfected by Control under the UCC.

(f) Pledgor has not performed and will not perform any acts that might prevent Secured Party from enforcing any of the terms of this Agreement or that might limit Secured Party in any such enforcement.

(g) The Location of Pledgor is the address specified on the signature page hereof.

(h) There is not pending or, to Pledgor’s knowledge, threatened against Pledgor any action, suit or proceeding before any court, tribunal, governmental body, agency or official or any arbitrator that could be reasonably expected to affect the legality, validity or enforceability against Pledgor of this Agreement or Pledgor’s ability to perform Pledgor’s obligations under this Agreement.

SECTION 4. Certain Covenants of Pledgor. Pledgor agrees that, so long as any Secured Obligations remain outstanding:

(a) Pledgor shall ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in the manner described in Section 5(b) as necessary to cause such requirement to be met.

(b) Pledgor shall, at the expense of Pledgor and in such manner and form as Secured Party may require, give, execute, deliver, file and record any financing statement, notice, instrument, document, undated stock or bond powers or other instruments of transfer, agreement or other papers that may in Secured Party’s sole discretion be necessary or desirable in order (i) to create, preserve, perfect, substantiate or validate any Security Interest granted pursuant hereto, (ii) to create or maintain Control with respect to any such Security Interests in the Collateral or any part thereof as to which a security interest may be perfected by Control under the UCC or (iii) to enable Secured Party to exercise and enforce its rights hereunder with respect to such Security Interest, including, without limitation, executing and delivering or causing the execution and delivery of a control agreement in form and substance satisfactory to Secured Party with respect to the Collateral Account and/or, to the extent that any Collateral (other than cash or cash equivalents) is not held through The Depository Trust Company or another clearing corporation, causing any or all of the Collateral to be transferred of record into the name of Secured Party or its nominee, or (if such asset is a “financial asset” within the meaning of Article 8 of the UCC) the name of Custodian with a simultaneous credit to the Collateral Account. To the extent permitted by applicable law, Pledgor hereby authorizes Secured Party to execute and file, in the name of Pledgor or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) that Secured Party in its sole discretion may deem necessary or desirable to further perfect, or maintain the perfection of, the Security Interests.

(c) Pledgor shall warrant and defend Pledgor’s title to the Collateral, subject to the rights of Secured Party, against the claims and demands of all Persons. Secured Party may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

(d) Pledgor agrees that Pledgor shall not change (i) Pledgor’s name or identity or, if Pledgor is not a natural person, its type of organizational structure or dissolve, liquidate or merge with or into any other entity in any manner or (ii) its Location, unless in either case (A) Pledgor shall have given Secured Party not less than 30 days’ prior notice thereof and (B) such change shall not cause any of the Security Interests to become unperfected, cause Secured Party to cease to have Control in respect of any of the Security Interests in any Collateral consisting of investment property (as defined in Section 9-102(a)(49) of the UCC) or cash or subject any Collateral to any other Lien.

(e) Pledgor agrees that Pledgor shall not (i) create or permit to exist any Lien (other than the Security Interests) or any Transfer Restriction upon or with respect to the Collateral, (ii) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (iii) enter into or consent to any agreement pursuant to which any Person other than Pledgor, Secured Party and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

(f) Pledgor shall (i) promptly furnish Secured Party any information with respect to the Collateral reasonably requested by Secured Party and (ii) allow Secured Party or its representatives to inspect and copy, or furnish Secured Party or its representatives with copies of, all records relating to the Collateral (other than, in each case, information or records Pledgor is prohibited from disclosing due to applicable law, and tax returns of Pledgor or affiliates (other than Issuer and its subsidiaries) of any of the foregoing, other than receipts or other evidence showing the payment of taxes with respect to the Collateral). Notwithstanding the foregoing, to the extent any information requested by Secured Party is not then available, Pledgor will furnish to Secured Party or cause to be furnished to Secured Party such information as soon as reasonably practicable after such request.

SECTION 5. Administration of the Collateral.

(a) Pledgor may pledge additional Collateral that is, upon delivery to Secured Party, Eligible Collateral hereunder at any time. Concurrently with the delivery of any such additional Eligible Collateral, Pledgor shall deliver to Secured Party a certificate of an Authorized Officer of Pledgor substantially in form and substance satisfactory to Secured Party and dated the date of such delivery, (A) identifying the additional items of Eligible Collateral being pledged, (B) identifying the Confirmation and (C) certifying that with respect to such items of additional Eligible Collateral the representations and warranties contained in paragraphs (a), (b), (c), (d) and (e) of Section 3 are true and correct with respect to such Eligible Collateral on and as of the date thereof.

Pledgor hereby covenants and agrees to take all actions required under Section 5(b) and any other actions necessary to create for the benefit of Secured Party a valid, first priority, perfected security interest in, and a first lien upon, such additional Eligible Collateral, as to which Secured Party will have (in the case of Collateral consisting of investment property or cash) Control.

(b) Any delivery of Collateral by Pledgor to Secured Party shall be effected (i) in the case of Collateral consisting of certificated Shares or other certificated securities registered in the name of Pledgor, by delivery of certificates representing such Shares or other securities to the Custodian, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to the Custodian, and the crediting by the Custodian of such securities to a securities account (as defined in Section 8-501 of the UCC) (the “Collateral Account”) of Secured Party, as entitlement holder, maintained at the Custodian, (ii) in the case of Collateral consisting of Shares or other securities in respect of which security entitlements are held by Pledgor through a securities intermediary (including, without limitation, Secured Party or the

Custodian), by the crediting of such Shares or securities or security entitlements in respect thereof, accompanied by any required transfer tax stamps, to a securities account of the Custodian at such securities intermediary and the crediting by the Custodian of such securities or security entitlements in respect thereof to the Collateral Account, (iii) in the case of Collateral consisting of uncertificated Shares or other uncertificated securities registered in the name of Pledgor, by the registering of such Shares or other securities in the name of the Custodian or its nominee, accompanied by any required transfer tax stamps, and the crediting by the Custodian of such securities to the Collateral Account, (iv) in the case of Collateral consisting of cash, by the delivery of such cash to the Collateral Account or (v) in the case of any other Collateral, by complying with such alternative delivery instructions as Secured Party shall provide to Pledgor in writing. The Custodian shall comply at all times with entitlement orders originated by Secured Party concerning the Collateral Account without further consent by Pledgor. Secured Party agrees not to deliver an entitlement order concerning the Collateral Account unless an Event of Default has occurred or as otherwise contemplated by the Transaction Agreement. The foregoing covenant is for the benefit of Pledgor only and will not be deemed to constitute a limitation on Secured Party’s right, as between the Custodian and Secured Party, to originate entitlement orders with respect to the Collateral Account and the Collateral or on the Custodian’s obligation to comply with those entitlement orders.

(c) Pledgor may at any time, so long as no Default Event or failure by Pledgor to meet any of its obligations under Sections 4 or 5 hereof shall have occurred and be continuing, upon delivery to Secured Party of at least five Business Days’ prior written notice from an Authorized Officer of Pledgor indicating the number of Shares to be released, obtain the release of Shares from the Security Interests to the extent the number of Shares constituting Eligible Collateral exceeds the Maximum Deliverable Number of Shares.

(d) Pledgor may at any time, so long as no Default Event or failure by Pledgor to meet any of its obligations under Sections 4 or 5 hereof shall have occurred and be continuing, elect to substitute Cash Collateral for all (but not less than all) of the Shares constituting Collateral at such time, in each case subject to the following terms and conditions: (i) Pledgor shall give Secured Party at least five Business Days’ prior written notice from an Authorized Officer of Pledgor that Pledgor intends to effect such substitution; (ii) Pledgor shall deliver to Secured Party, in accordance with Sections 5(a) and 5(b), Cash Collateral constituting Eligible Collateral having a value (as determined by the Calculation Agent) equal to the Required Percentage of the market value (as determined by the Calculation Agent) of a number of Shares equal to the Maximum Deliverable Number on the date of such delivery; and (iii) Pledgor shall make mark-to-market deliveries of additional Cash Collateral so that no Collateral Event of Default shall occur and, upon the request of Pledgor, Secured Party shall release Cash Collateral previously pledged so long as no Collateral Event of Default shall occur as a result of such release.

(e) Secured Party may at any time or from time to time after an Event of Default, in its sole discretion, cause any or all of the Collateral pledged hereunder not registered in the name of Secured Party or its nominee to be transferred of record into the name of Secured Party or its nominee. Pledgor shall promptly give to Secured Party copies of any notices or other communications received by Pledgor with respect to Collateral pledged hereunder registered in the name of Pledgor or Pledgor’s nominee and Secured Party shall promptly give to Pledgor copies of any notices and communications received by Secured Party with respect to Shares pledged hereunder registered, or held through a securities intermediary, in the name of Secured Party or its nominee.

(f) Pledgor agrees that Pledgor shall forthwith upon demand pay to Secured Party:

(i) the amount of any taxes that Secured Party may have been required to pay by reason of the Security Interests or to free any of the Collateral from any Lien thereon, and

(ii) the amount of any and all out-of-pocket expenses, including the fees and disbursements of counsel and of any other experts, that Secured Party may incur in connection with (A) the enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (B) the collection, sale or other disposition of any of the Collateral, (C) the exercise by Secured Party of any of the rights conferred upon it hereunder or (D) any Default Event.

Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 5% plus the prime rate as published in The Wall Street Journal, Eastern Edition in effect from time to time during the period from the date hereof to the date of the termination of this Agreement.

(g) If, at any time, Pledgor is obligated pursuant to the Transaction Agreement to deliver Shares or other property to or at the direction of Secured Party, unless Pledgor shall have otherwise delivered such Shares or other property in respect of such obligation by 10:00 a.m., New York City time, on the date due, Secured Party shall be entitled to deliver or cause to be delivered to Secured Party or an affiliate of Secured Party from the Collateral Account applicable Shares or other property that satisfy the requirements of the Transaction Agreement, in whole or partial, as the case may be, satisfaction of Pledgor’s obligation to deliver such Shares or other property. Upon any such delivery, Secured Party or such affiliate of Secured Party shall hold such Shares or other property absolutely and free from any claim or right whatsoever (including, without limitation, any claim or right of Pledgor).

(h) Notwithstanding anything to the contrary in this Agreement or the Transaction Agreement, Secured Party shall have no right to rehypothecate the Collateral prior to an Event of Default.

(i) The parties hereto agree that at all times prior to the sale of any Collateral pursuant to an exercise of remedies hereunder or, if applicable, other delivery of any Collateral upon settlement of any transaction in connection with the Transaction Agreement, Pledgor shall be treated as the owner of such Collateral for U.S. federal, state and local tax purposes.

SECTION 6. Income and Voting Rights in Collateral.

(a) On or after the date hereof, all cash and non-cash proceeds of the Collateral, including, without limitation, any dividends, interest and other distributions on the Collateral received by Secured Party, shall be credited to the Collateral Account, subject to the Lien created hereunder.

(b) Unless a Default Event shall have occurred and be continuing, Secured Party shall instruct the Custodian to release to Pledgor from the Collateral Account any cash dividends or distributions denominated in USD to the extent (but only to the extent) not required to be paid by Pledgor to Secured Party pursuant to “Dividends” in the Confirmation, and such cash dividends or distributions shall be released from the Security Interests hereunder upon such release from the Collateral Account.

(c) Any proceeds of the Collateral that are received by Pledgor shall be received in trust for the benefit of Secured Party, shall be segregated from other property of Pledgor and shall immediately be delivered over to Secured Party to be credited to the Collateral Account to be held as Collateral in the same form as received or otherwise delivered to Secured Party as Secured Party may instruct (with any necessary endorsement).

(d) Pledgor shall have the sole right, at any time and from time to time, to vote and to give consents, ratifications and waivers with respect to any Collateral, and Secured Party shall, upon receiving a written request from Pledgor, deliver to Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered, or held through a securities intermediary, in the name of Secured Party or its nominee as shall be specified in such request and shall be in form and substance satisfactory to Secured Party.

SECTION 7. Remedies upon Event of Default.

(a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, may:

(i) deliver or cause to be delivered to itself or to an affiliate of Secured Party, from the Collateral Account, Collateral consisting of Shares or other securities with a value sufficient to satisfy in full all Secured Obligations in accordance with Section 3(l) of the Confirmation, whereupon Secured Party or such affiliate shall hold such Shares or other securities absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted;

(ii) sell or cause the sale of any Collateral as may be necessary to generate proceeds sufficient to satisfy in full all Secured Obligations, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as Secured Party may deem satisfactory and Secured Party may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale or at one or more private sales and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Pledgor;

(iii) demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, and otherwise exercise all of Pledgor’s rights with respect to any and all of the Collateral, in its own name, in the name of Pledgor or otherwise; provided that Secured Party shall have no obligation to take any of the foregoing actions;

(iv) apply any cash on deposit in the Collateral Account to any Secured Obligation; and

(v) take any combination of the actions described in clauses (i) through (iv) above.

Pledgor covenants and agrees that Pledgor will execute and deliver such documents and take such other action as Secured Party deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale Secured Party shall have the right to deliver, assign and transfer to the buyer thereof (which may be Secured Party) the Collateral so sold. Each buyer at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as Secured Party may determine. Secured Party shall not be obligated to make any such sale. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Secured Party until the sale price is paid by the buyer thereof, but Secured Party shall not incur any liability in case of the failure of such buyer to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(b) Pledgor specifically understands and agrees that any sale by Secured Party of all or part of the Collateral pursuant to the terms of this Agreement may be effected by Secured Party at times and in manners that could result in the proceeds of such sale being significantly and materially less than might have been received if such sale had occurred at different times or in different manners (including, without limitation, as a result of the provisions of Section 3(n) of the Confirmation), and Pledgor hereby releases Secured Party and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale, to the extent permitted under applicable law. Without limiting the generality of the foregoing, if, in the reasonable opinion of Secured Party, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, including without limitation, the Securities Act, Secured Party may offer and sell such Collateral in a transaction exempt from registration under the Securities Act, and/or limit purchasers to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and/or who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof, and any such sale made in good faith by Secured Party shall be deemed “commercially reasonable”. Furthermore, Pledgor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to Pledgor than those obtainable through a public sale without such restrictions, and agrees such sales shall not be considered to be not commercially reasonable solely because they are so conducted on a restricted or private basis. Pledgor further acknowledges that any specific disclaimer of any warranty of title or the like by Secured Party will not be considered to adversely affect the commercial reasonableness of any sale of Collateral.

Pledgor agrees and acknowledges that the Shares are customarily sold on a recognized market within the meaning of Section 9-610 and Section 9-611 of the UCC. In the event that an Event of Default shall have occurred and be continuing and Secured Party shall desire to exercise any of its rights and remedies with respect to the Collateral, as provided above or otherwise available to it under the UCC, at law or in equity, as contemplated by Section 9-603 of the UCC, the parties hereto agree to the standards set forth herein for measuring the fulfillment of the obligations of Secured Party and the rights of Pledgor under the UCC. In the event that notification of disposition of the Collateral is required by applicable law (it being acknowledged and agreed that no such notice shall be required if the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market), the parties hereto agree that notice sent to each of the Persons specified in Section 9-611(c) of the UCC prior to (x) the date of any proposed public sale of the Collateral (or on such date but prior to any such sale) or (y) the date on or after which Secured Party intends to conduct a private sale of Collateral (or on such date but prior to any such sale), shall constitute a reasonable time for such notice; provided that, if Secured Party fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

In the event that Secured Party determines to sell Collateral in a sale that is a public sale for purposes of the UCC, the parties hereto agree that posting of notice of such sale, such notice to describe the Collateral being sold and the time and place of the sale as described below, through the Bloomberg Professional service or any other comparable on-line service widely used by sophisticated equity traders and/or investors after the close of trading on the Exchange on the day of, but prior to, such sale shall constitute sufficient public notice of any such sale and that no notice thereof in any newspaper or other written publication shall be required. The parties hereto agree that notification of the time and method of a sale of the Collateral conducted in such a manner shall constitute sufficient notice of the time and place of the public sale for purposes of the UCC. Any disposition pursuant to the foregoing procedures shall be deemed to be a public disposition for purposes of the UCC even if Secured Party is the only Person who submits a bid for the Collateral. Each of the parties hereto has been advised by legal counsel and believes that the foregoing procedures and agreements for any disposition of the Collateral are in their mutual interest.

Pledgor further acknowledges that to the extent Secured Party exercises any of its rights or remedies through any bulk sale or private sale, (x) such bulk sale or private sale may result in a lower sale price than would be obtainable through a public sale and (y) such bulk sale or private sale shall not be considered to be not commercially reasonable solely because it is conducted as a bulk or private sale or results in a lower sale price than would be obtainable through a public sale.

(c) Pledgor hereby irrevocably appoints Secured Party Pledgor’s true and lawful attorney, with full power of substitution, in the name of Pledgor, Secured Party or otherwise, for the sole use and benefit of Secured Party, but at the expense of Pledgor, to the extent permitted by law, to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Secured Party were the absolute owner thereof (including, without limitation, the giving of instructions and entitlement orders in respect thereof), and

(iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto.

(d) Upon any delivery or sale of all or any part of any Collateral made either under the power of delivery or sale given hereunder or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Agreement, Secured Party is hereby irrevocably appointed the true and lawful attorney of Pledgor, in the name and stead of Pledgor, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property, thus delivered or sold. For that purpose Secured Party may execute all such documents, instruments, instructions and entitlement orders. This power of attorney shall be deemed coupled with an interest, and Pledgor hereby ratifies and confirms that which Pledgor’s attorney acting under such power, or such attorney’s successors or agents, shall lawfully do by virtue of this Agreement. If so requested by Secured Party or by any buyer of the Collateral or a portion thereof, Pledgor shall further ratify and confirm any such delivery or sale by executing and delivering to Secured Party or to such buyer or buyers at the expense of Pledgor all proper deeds, bills of sale, instruments of assignment, conveyance or transfer, releases, instructions and entitlement orders as may be designated in any such request.

(e) If an Event of Default shall have occurred and be continuing, Secured Party may proceed to realize upon the Security Interests in the Collateral against any one or more of the types of Collateral, at any time, as Secured Party shall determine in its sole discretion subject to the foregoing provisions of this Section 7. The proceeds of any sale of, or other realization upon, or other receipt from, any of the Collateral shall be applied by Secured Party in the following order of priorities:

first, to the payment to Secured Party of the expenses of such sale or other realization, including reasonable compensation to the agents and counsel of Secured Party, and all expenses, liabilities and advances incurred or made by Secured Party in connection therewith, including brokerage fees in connection with the sale by Secured Party of any Collateral, and any expenses described in Section 5(f);

second, to the payment to Secured Party of the aggregate amount (or the value of any delivery or other performance) owed by Pledgor to Secured Party under the Secured Obligations;

finally, if all of the Secured Obligations have been fully discharged or sufficient funds have been set aside by Secured Party, at the request of Pledgor for the discharge thereof, any remaining proceeds shall be released to Pledgor.

SECTION 8. Netting and Set-off. (a) If, on any date, cash would otherwise be payable or Shares or other property would otherwise be deliverable pursuant to the Transaction Agreement, this Agreement or any other Credit Support Document by Secured Party to Pledgor and by Pledgor to Secured Party and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(b) In addition to and without limiting any rights of set-off that Secured Party may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Event of Default, Secured Party shall have the right to terminate, liquidate and otherwise close out the transaction contemplated by the Transaction Agreement or any other agreement between Secured Party and Pledgor pursuant to the terms thereof and hereof, and Secured Party may reduce any amount payable by or other obligation of Secured Party or its affiliates to Pledgor by its set-off against any amount payable by or other obligation of Pledgor to Secured Party, in each case arising under the Transaction Agreement, this Agreement, any other Credit Support Document or such other agreement (whether matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that such amounts or obligations are set off, such amounts and obligations will be discharged promptly and in all respects. Secured Party shall give notice to Pledgor after any set-off effected pursuant to this Section 8.

(c) Without limiting the generality of Section 8(b), in the exercise of its set-off rights as set forth in this Section 8, Secured Party may set off or net any obligation it may have to release from the Security Interests or return to Pledgor any Collateral pursuant to the terms of this Agreement against any right Secured Party may have against Pledgor pursuant to the Transaction Agreement, this Agreement, any other Credit Support Document or any other agreement between Secured Party and Pledgor, including, without limitation, any right to receive a payment or delivery pursuant to any provision of the Transaction Agreement. In the case of a set-off or netting of any obligation to return or replace assets against any right to receive assets of the same type, such obligation and right shall be set off and netted in kind. In the case of a set-off or netting of any obligation to return or replace assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off or netting shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver any securities or right to receive any securities, the value at any time of such obligation or right shall be determined by the Calculation Agent by reference to the fair market value of such securities at such time. If an obligation or right is unascertained at the time of any such set-off or netting, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off or netting will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

SECTION 9. Miscellaneous.

(a) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Pledgor and Secured Party or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Pledgor shall be directed to it at the address specified on the signature page hereof; notices to Secured Party shall be directed to it care of BofA Securities, Inc., One Bryant Park, 5th Floor, New York, New York 10036, Attention: Legal Department

(d) This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York (without reference to choice of law rules thereof except for Section 5-1401 of the New York General Obligations Law); provided that as to Collateral located in any jurisdiction other than the State of New York, Secured Party shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that Secured Party’s and Custodian’s jurisdiction, within the meaning of Section 8-110(e) of the UCC, insofar as either of them acts as a securities intermediary hereunder or in respect hereof, is the State of New York. As permitted by Article 4 of the Hague Securities Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (the “Hague Securities Convention”), the parties hereto agree that the law of the State of New York shall govern each of the issues specified in Article 2(1) of the Hague Securities Convention with respect to the Collateral Account.

(e) Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to the Transaction Agreement, any Credit Support Document or this Agreement, or the transactions contemplated thereby or hereby. Each party irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which such party may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or other document related hereto. Each party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.

(f) Each party hereby irrevocably and unconditionally waives any and all right to trial by jury in any legal proceeding arising out of or related to the Transaction Agreement, any Credit Support Document or this Agreement or the transactions contemplated thereby or hereby.

(g) This Agreement may be executed, acknowledged and delivered in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

(h) Subject to the following sentence, neither Pledgor nor Secured Party may assign its rights or obligations under this Agreement, except with the prior written consent of the other party, and any purported assignment without such prior written consent shall be void and of no effect. Notwithstanding the foregoing, Secured Party may, from time to time, without the consent of Pledgor assign or transfer any or all of its rights or obligations hereunder in part or in whole to an assignee or transferee to which the Confirmation has been assigned or transferred.

(i) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment and performance in full of the Secured Obligations; (ii) be binding upon Pledgor, Secured Party and their respective successors, transferees and assigns and (iii) inure to the benefit of, and be enforceable by, Pledgor, Secured Party and their respective successors, transferees and assigns.

(j) The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Secured Party shall be deemed a “Covered Entity” and Pledgor shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related account control agreement or similar agreement entered into between the parties hereto.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. § 252.2, §§ 252.81–8, 12 C.F.R. §§ 382.1-7 and 12 C.F.R. §§ 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

SECTION 10. Termination of Pledge Agreement. This Agreement and the rights hereby granted by Pledgor in the Collateral shall cease and terminate upon the determination by Secured Party that all the Secured Obligations have been satisfied in full. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to Pledgor by Secured Party, all at the request and expense of Pledgor.

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Date of Agreement: November 19, 2019

Pledgor: Jorge Mas Holdings I, LLC, a Florida limited liability company

Pledgor’s Address for Notices:

800 South Douglas Road, 12th Floor

Coral Gables, FL 33134

Telephone: 305-599-1800

Attention: Jorge Mas

With a copy to: Doug Youngman

Email: douglas.youngman@hklaw.com

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year stated on this page.

PLEDGOR:

JORGE MAS HOLDINGS I, LLC

By: JORGE MAS HOLDINGS, LLC, its manager

By:	/s/ Jorge Mas
Name: Jorge Mas
Title: Manager

SECURED PARTY:

BANK OF AMERICA, N.A.

By:	/s/ Jake Mendelsohn

Name:	Jake Mendelsohn
Title:	Managing Director

CUSTODIAN:

BOFA SECURITIES, INC.

By:	/s/ Jake Mendelsohn
Name:	Jake Mendelsohn
Title:	Managing Director

Schedule 1

UCC Filing Location

1. Florida

Exhibit A

Form of UCC-1 Financing Statement